Exhibit 99.1

Media / Investor Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Realty Trust Prices Offering of 6.90% Series E

Cumulative Redeemable Preferred Shares

RADNOR, PA, April 3, 2012 — Brandywine Realty Trust (the “Company”) (NYSE: BDN) announced today that it has priced a public offering of 4,000,000 shares of its 6.90% Series E Cumulative Redeemable Preferred Shares at $25.00 per share, plus accrued dividends, if any. The offering is expected to close on April 11, 2012, subject to customary closing conditions. Dividends on the 6.90% Series E Cumulative Redeemable Preferred Shares will be paid quarterly in arrears on or about the 15th day of each January, April, July, and October, commencing July 15, 2012, at a rate per annum of 6.90% of the liquidation value of $25.00 per share (equivalent to $1.725 per share per annum).

The underwriters for the public offering have been granted a 30-day option to purchase up to 600,000 additional shares of 6.90% Series E Cumulative Redeemable Preferred Shares to cover over-allotments, if any. The Company intends to file an application to list the 6.90% Series E Cumulative Redeemable Preferred Shares on the New York Stock Exchange. Trading of the 6.90% Series E Cumulative Redeemable Preferred Shares on the New York Stock Exchange is expected to begin within 30 days after the initial issuance of the 6.90% Series E Cumulative Redeemable Preferred Shares.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup are acting as the joint book-running managers of the offering. J.P. Morgan Securities LLC and RBC Capital Markets are acting as senior co-managers, and Janney Montgomery Scott and PNC Capital Markets are acting as co-managers of the offering. The estimated net proceeds from the offering are expected to be approximately $96.3 million, after deducting the underwriting discount and our estimated expenses, but before giving effect to any exercise of the underwriters’ over-allotment option.

The Company intends to use the net proceeds from this offering to fund its previously announced redemption of all 2,000,000 shares of its outstanding 7.50% Series C Cumulative Redeemable Preferred Shares and for other general corporate purposes, which may include acquisitions, real estate development activities and repurchases or redemption of debt or other outstanding preferred shares.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the prospectus and prospectus supplement for this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department, by telephone at (800) 294-1322 or by email at dg.prospectus_requests@baml.com; or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, telephone: (800) 831-9146 or email: batprospectusdept@citi.com.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and suburban office portfolio comprising

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

305 properties and 34.6 million square feet, including 231 properties and 25.1 million square feet owned on a consolidated basis and 52 properties and 6.5 million square feet in 18 unconsolidated real estate ventures. For more information, please visit www.brandywinerealty.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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